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                                                                     Exhibit 5.1

[LETTERHEAD OF PROFORMANCE INSURANCE COMPANY]





National Atlantic Holdings Corporation
4 Paragon Way
Freehold, New Jersey  07728

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     I have acted as the General Counsel of The Proformance Insurance Company ("Proformance"), a subsidiary of National Atlantic Holdings Corp. (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 6,650,000 shares of the Company's Common Stock, no par value per share (such shares of Common Stock, including any shares that may be sold upon exercise of the underwriters' over-allotment option and any additional shares that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, the "Shares").

     I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed or photostat copies and the authenticity of the originals of such copies.

     Based on the foregoing, I am of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of New Jersey; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed sale of the Shares, and the Shares, when delivered and paid for as contemplated by the underwriting agreement to be entered into between the Company and the underwriters named therein, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

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     I hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, I do not thereby admit that I come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     I am a member of the bar of the State of New Jersey, and the opinions expressed herein are limited to the laws of the State of New Jersey. I do not express any opinion as to the laws, or to matters governed by law, of any other jurisdiction. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and I assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretations thereof or with respect to circumstances or events that may occur subsequent to the date hereof.



                                                Very truly yours,


                                                Patricia M. Forsyth